UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 11, 2014

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02	Unregistered Sales of Equity Securities.

From July 1, 2014 through September 15, 2014, ZIOPHARM Oncology, Inc., or the Company, issued 1,969,432 shares of its common stock upon the exercise of outstanding warrants (the “2009 Warrants”), resulting in aggregate proceeds to the Company of $3.7 million. The 2009 Warrants were part of a series of warrants issued to certain investors and placement agents as part of a private placement transaction that closed on September 15, 2009 (the “September 2009 Private Placement Transaction”). The 2009 Warrants expired in accordance with their terms on September 15, 2014. The 2009 Warrants had an exercise price of $2.04 per share, and included a “cashless” exercise feature exercisable by the holders thereof in certain circumstances.

For the issuances of common stock upon exercise of the 2009 Warrants, the Company is relying on the exemption from federal registration under Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on the Company’s belief that the offer and sale of the shares of common stock upon exercise of the 2009 Warrants did not involve a public offering as each investor was “accredited” and no general solicitation has been involved in the offer and sale of the shares.

The September 2009 Private Placement Transaction, the issuance of the 2009 Warrants by the Company and the terms thereof were previously disclosed on the Company’s Current Report on Form 8-K, filed with the securities and exchange commission on September 15, 2009, and the exhibits filed therewith. The foregoing description of the September 2009 Private Placement Transaction and the 2009 Warrants does not purport to be complete, and is qualified in its entirety by the securities purchase agreement entered into in connection with the September 2009 Private Placement Transaction, the registration rights agreement entered into in connection with the September 2009 Private Placement Transaction and the forms of 2009 Warrants for the investors and the placement agents, which are filed as Exhibits 10.1, 10.2, 4.1 and 4.2 to the Company’s Current Report on Form 8-K, filed with the securities and exchange commission on September 15, 2009, respectively, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Kevin G. Lafond
Date: September 16, 2014		Name:	Kevin G. Lafond
		Title:	Vice President, Chief Accounting Officer and Treasurer